UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


                         Date of Report: August 2, 1999
                 Date of earliest event reported: August 2, 1999





                         CHADMOORE WIRELESS GROUP, INC.
             (Exact name of registrant as specified in its charter)




        Colorado                    0-20999                      84-1058165
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(State or other jurisdiction       (Commission                 (IRS Employer
     of incorporation)             File Number)              Identification No.)



     2875 E. Patrick Lane, Suite G                                 89120
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(Address of principal executive offices)                        (Zip Code)



Registrant's telephone number, including area code:        (702) 740-5633
                                                   -----------------------------



       (Former name or former address, if changed since last report.)

Item 5. Other Events

On August 2, 1999, the Registrant issued the following press release:


CHADMOORE WIRELESS GROUP
 TO RECEIVE ADDITIONAL FUNDING FROM GATX CAPITAL

Las Vegas, NV, August 2, 1999, Chadmoore Wireless Group, Inc. announced today that GATX Capital Corporation concurrent with three new institutional investors entering into a participation with GATX with respect to the credit facility, has elected to increase the aggregate principal amount of loans available under its Senior Secured Loan Agreement with the Company from $13.5 million to $27 million. As a result, the $27 million of senior secured financing for Chadmoore contemplated by this loan facility is fully committed, subject only to the terms of the loan agreement.

The Company plans to use these funds primarily to purchase infrastructure equipment and for working capital to continue to build and operate its commercial SMR radio dispatch network. Terms include interest at a fixed rate at the time of the funding based on five-year treasury notes and warrants to purchase shares of the Company's Common Stock.

Robert Moore, Chadmoore's CEO, stated "We are pleased that GATX has recognized our progress and continues to support our growth. With these funds we look to continue to significantly increase our customer base."

GATX Capital is a diversified  global  financial-services  company that provides financing for transportation, industrial and information technology assets. It owns or manages assets with an original equipment cost of approximately $10 billion. GATX Capital is a subsidiary of GATX Corporation (NYSE: GMT), which provides and finances service-enhanced assets primarily used to help its customers transport, store or distribute their products and information.

Chadmoore Wireless Group is a national leader in providing SMR (Specialized Mobile Radio) communications with approximately 4,800 FCC licenses in 180 US markets. Chadmoore provides a high quality, reliable and cost-effective wireless 2-way radio alternative (commonly known as radio dispatch) for cost conscious businesses across the United States. This service is used by millions of business and government customers, including taxi fleets, delivery services, ambulances, and contractors. Chadmoore provides effective, affordable, dependable one-to-one and one-to-many communications.

Certain information contained in this press release is forward looking (within the meaning of Section 27A of the Securities Act of 1934 and Section 21E of the Securities and Exchange Act of 1934), including, but not limited to, information on completion of the Company's system rollout and potential cash flows. The Company's actual results could differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company in this press release.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                         CHADMOORE WIRELESS GROUP, INC.



                                 By:  /s/ Richard C. Leto
                                      --------------------------
                                      Richard C. Leto, Chief Financial Officer

Date: August 2, 1999